Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Second Quarter 2012 Results

Second quarter 2012 net income from continuing operations attributable to Ameriprise Financial per diluted share was $0.99. Operating earnings per diluted share were $1.13. Results in the quarter included $0.26 per diluted share of unfavorable impacts, including $0.18 per diluted share from a tax-related item.

Second quarter 2012 return on equity, excluding AOCI was 12.3 percent.

Operating return on equity, excluding AOCI was 15.2 percent.

MINNEAPOLIS — July 25, 2012 — Ameriprise Financial, Inc. (NYSE: AMP) today reported second quarter 2012 net income from continuing operations attributable to Ameriprise Financial of $224 million, or $0.99 per diluted share, compared to $319 million, or $1.27 per diluted share, a year ago. Second quarter 2012 operating earnings were $254 million, or $1.13 per diluted share, compared to $333 million, or $1.33 per diluted share, a year ago. Results in the quarter included $57 million, or $0.26 per diluted share, of unfavorable items, including a $40 million, or $0.18 per diluted share, unfavorable impact from an unusual tax-related item primarily related to prior periods. In addition, the year-ago period included an $18 million, or $0.07 per diluted share, after-tax gain from an interest rate hedge.

Second quarter 2012 operating net revenues were $2.5 billion, a 3 percent decline from a year ago, primarily due to lower net investment income from continued low interest rates and volatile equity markets. These market-driven impacts were partially offset by growth in fee-based revenues driven by Ameriprise advisor client net inflows.

Second quarter 2012 operating expenses were $2.1 billion, down 1 percent from a year ago. Operating general and administrative expenses improved from a year ago reflecting ongoing expense control initiatives and continued investments in the business.

The company maintains a strong financial foundation and continues to generate free cash flow. During the quarter, the company returned $428 million to shareholders through share repurchases and dividends.

Return on shareholders’ equity excluding accumulated other comprehensive income (AOCI) was 12.3 percent for the 12 months ended June 30, 2012. Operating return on equity excluding AOCI was 15.2 percent, compared to 15.5 percent a year ago.

“Our business results were solid considering the difficult markets during the quarter,” said Jim Cracchiolo, chairman and chief executive officer.

“We experienced good advisor client and asset growth with strong net inflows in our fee-based products. In Asset Management, we completed the Columbia Management integration and now have a strong global asset management platform.

“Earlier this month, we announced our plan to transition our federal savings bank subsidiary to a non-depository national trust bank by year end. Our advisors will continue to meet clients’ deposit and borrowing needs through leading third-party banks, and our shareholders will benefit from the additional capital flexibility.

“We continue to maintain our balance sheet strength and are generating strong free cash flow to both invest as well as return to shareholders. In fact, over the past six quarters we’ve returned more than 130 percent of our operating earnings to shareholders.”

Second Quarter 2012 Summary

Ameriprise Financial, Inc.

Second Quarter Summary

	Quarter Ended June 30,		Per Diluted Share Quarter Ended June 30,
(in millions, except per share amounts, unaudited)	2012	2011	2012	2011
Net income attributable to Ameriprise Financial	$223	$315	$0.99	$1.25
Less: Loss from discontinued operations, net of tax	(1)	(4)	—	(0.02)
Net income from continuing operations attributable to Ameriprise Financial	224	319	0.99	1.27
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	9	4	0.04	0.02
Add: Integration/restructuring charges, net of tax(1)	17	14	0.08	0.06
Less: Net realized gains (losses), net of tax(1)	(4)	4	(0.02)	0.02
Operating earnings	$254	$333	$1.13	$1.33
Weighted average common shares outstanding:
Basic	221.7	245.5
Diluted	225.6	251.0

(1)       Calculated using the statutory tax rate of 35%.

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed living benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; and income or loss from discontinued operations.

Second quarter operating earnings included the following after-tax items:

	Quarter Ended June 30,		Per Diluted Share Quarter Ended June 30,
(in millions, except per share amounts, unaudited)	2012	2011	2012	2011
Net tax-related item	$(40)	$—	$(0.18)	$—
Market impact on insurance and annuity DAC and DSIC	$(8)	$2	$(0.04)	$0.01
Auto & Home catastrophe losses	$(5)	$(7)	$(0.02)	$(0.03)
Insurance industry guaranty fund assessments, primarily related to Executive Life of NY (unaffiliated)	$(4)	$—	$(0.02)	$—

Information about these and other items included in operating earnings are provided in the segment summaries.

Taxes

Results in the quarter included a $40 million, or $0.18 per diluted share, unfavorable impact from an unusual tax-related item primarily related to prior periods. During the quarter, the company discovered it had received incomplete data from a third-party service provider for securities lending activities that resulted in the miscalculation of the company’s tax position and reported earnings in prior periods. The company has resolved the data issue and stopped the securities lending that negatively impacted its tax position.

The second quarter 2012 operating effective tax rate was 36.3 percent, compared to 27.5 percent in the second quarter of 2011. As a result of the tax item, the expected full year tax rate will increase to the 28 to 30 percent range.

Second Quarter 2012 Business Highlights

•                  Ameriprise client assets grew 4 percent from a year ago to $331 billion driven by strong net inflows.

•                  Wrap assets grew 7 percent to $113 billion, including $2.6 billion of wrap net inflows in the quarter, a 12 percent increase from a year ago.

•                  The second quarter of 2012 represented the fifth consecutive quarter of an increased advisor count. The company continued to have success recruiting experienced advisors, adding 91 advisors in the quarter and more than 400 over the last year.

•                  The company successfully completed the second phase of its brokerage platform conversion for franchise advisors and is on track to complete the project in the coming months.

•                  At June 30, 2012, the company had 116 four- and five-star Morningstar-rated funds, including 56 Columbia Management funds and 60 Threadneedle funds.

•                  During the quarter, Threadneedle improved its ranking to become the third largest U.K. retail fund provider by assets under management. Source: investmentuk.org.

•                  Columbia Management continued to expand its product offerings, launching the Columbia Risk Allocation Fund, an open-end fund focused on allocating risk, rather than capital.

•                  The company made several changes to its variable annuity product offerings during the quarter to appropriately manage risk in the current market environment. In May, it introduced a new variable annuity rider that requires asset allocation into a managed volatility fund and is designed to provide clients with built-in flexibility to adapt to volatile market conditions. In addition, the company ceased sales of several guarantee riders and restricted most add-on premiums.

•                  RiverSource Life continued to generate strong sales of its indexed universal life insurance product with total life and disability insurance cash sales increasing each of the last three quarters. Ameriprise Auto & Home continued to generate solid core business results with policies in force growing a steady 7 percent.

•                  The company released additional findings from its Money Across Generations IISM research study, which offers an in-depth look across three generations of Americans — baby boomers, their adult children and their aging parents — to reveal how the changing financial needs and attitudes of each generation have altered their relationship with money and with each other. For more information, visit newsroom.ameriprise.com.

•                  On July 10, 2012, the company announced its intention to transition its federal savings bank subsidiary, Ameriprise Bank, FSB, to a non-depository national trust bank by year-end 2012, subject to regulatory approvals. With this change, Ameriprise Financial would not be considered a savings and loan holding company. Upon completion of this transition, the company expects that the earnings per share impact will be immaterial—the financial impact to its Advice & Wealth Management segment will be largely offset by the anticipated redeployment of capital into share repurchases.

Balance Sheet Summary as of June 30, 2012

Excess capital position and prudent capital management

•                  Cash and cash equivalents were $2.7 billion, with $0.7 billion at the holding company and $1.1 billion in free cash. In addition, the holding company holds more than $0.8 billion in high-quality, short-duration securities.

•                  The company’s financial strength and business mix generates significant free cash flow and ability to return capital to shareholders.

•                  Excess capital continues to remain above $2.0 billion after the return of $428 million to shareholders during the quarter through share repurchases and dividends.

•                  The company repurchased 7 million shares of its common stock in the quarter for $350 million.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was approximately 525 percent.

•                  The company’s variable annuity hedging program continued to perform within expectations, with an effectiveness of over 95 percent during a volatile quarter.

High-quality investment portfolio

•                  The total investment portfolio, including cash and cash equivalents, was $41.6 billion and remains well positioned. The company’s balance sheet has no holdings of sovereign debt in financially troubled European countries. There were $8 million of impairments in the quarter entirely in residential mortgage-backed securities.

•                  The company’s available-for-sale portfolio ended the quarter with $2.4 billion in net unrealized gains.

•                  Detailed information about the company’s investment portfolio is available at ir.ameriprise.com.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Advice & Wealth Management
Net revenues	$953	$957	—%
Expenses	842	849	1
Pretax income	$111	$108	3

	Quarter Ended June 30,		% Better/
	2012	2011	(Worse)
Retail client assets (billions)	$331	$319	4%
Mutual fund wrap net flows (billions)	$2.6	$2.3	12%
Operating net revenue per branded advisor (thousands)	$97	$99	(2)%

Advice & Wealth Management pretax operating earnings increased 3 percent from a year ago to $111 million, reflecting strong growth in asset-based fees and expense management. Growth was partially offset by a $10 million impact from low interest rates, as well as lower transactional revenues.

Operating net revenues were essentially flat at $953 million, reflecting advisor business growth and client net inflows offset by the impact of a lower asset earnings rate on cash balances and lower transactional volumes related to volatile markets and the introduction of a new variable annuity rider. Total retail client assets grew 4 percent to $331 billion, including $2.6 billion in wrap net inflows in the quarter and $1.3 billion of higher cash balances compared to a year ago. Operating net revenue per advisor was $97,000 for the quarter, down 2 percent from a year ago, reflecting the volatile market environment that impacted transactional-based revenues.

Operating expenses improved 1 percent to $842 million, primarily reflecting lower distribution expenses. The company is committed to maintaining its expense management initiatives while making prudent investments for growth, including investing in the Ameriprise Financial brand, recruiting experienced advisors and transitioning advisors to a new brokerage technology platform. The final group of advisors is expected to transfer to the new platform in the coming months.

Second quarter 2012 pretax operating margin increased to 11.6 percent, compared to 11.3 percent a year ago and 9.9 percent sequentially, reflecting improved expenses that helped to offset the impact from low interest rates.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Asset Management
Net revenues	$707	$753	(6)%
Expenses	577	607	5
Pretax income	$130	$146	(11)

	Quarter Ended June 30,		% Better/
	2012	2011	(Worse)
Total segment AUM(1) (billions)	$446	$467	(5)%
Columbia Management AUM	$332	$362	(8)%
Threadneedle AUM	$117	$110	6%
Total segment net flows (billions)	$(6.6)	$(0.3)	NM
Columbia Management net flows	$(5.4)	$(1.0)	NM
Threadneedle net flows(2)	$(1.2)	$0.7	NM

(1)    Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Second Quarter 2012 Statistical Supplement available at ir.ameriprise.com.

(2)    Excludes $(1.2) billion and $1.0 billion in intercompany transferred retail assets in the 2Q’12 and 2Q’11 periods, respectively.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings declined 11 percent from a year ago to $130 million, reflecting a year-over-year decline in assets under management, partially offset by continued expense controls.

Operating net revenues declined 6 percent to $707 million, primarily driven by the year-over-year impact of lower average assets due to net outflows and market depreciation.

Operating expenses improved by 5 percent to $577 million. Expenses remained well controlled and reflected the company’s focus on re-engineering to fund investments in the business.

Adjusted net pretax operating margin was 33.7 percent for the second quarter of 2012, compared to 34.9 percent a year ago and 33.3 percent sequentially.

Total segment assets under management declined 5 percent from a year ago to $446 billion, reflecting net outflows and weighted-equity market depreciation.

The Asset Management segment experienced net outflows of $6.6 billion in the quarter, largely driven by $5.9 billion of outflows, which included: $5.2 billion of previously announced net outflows in former parent-company portfolios and New York 529 program assets at Columbia, as well as $0.7 billion of outflows from a closed block of insurance assets at Threadneedle. In addition, Columbia continued to experience net outflows from a third-party subadvisor and in a portfolio where there was a manager retirement, as discussed last quarter.

Underlying flow trends at Columbia have improved despite the challenging markets. The company is making good progress distributing through intermediary channels and is in net inflows in its Focus Funds. In the institutional channel, Columbia continues to grow its third-party business, has a strong new business pipeline, and asset retention and win rates remain strong. At Threadneedle, market volatility and weak investor sentiment in Europe resulted in a slowdown in the funding of institutional mandates.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Annuities
Net revenues	$628	$665	(6)%
Expenses	512	511	—
Pretax income	$116	$154	(25)
Variable annuity pretax income	$83	$88	(6)%
Fixed annuity pretax income	$33	$66	(50)%
Items included in operating earnings:
Market impact on DAC and DSIC	$(11)	$3	NM
Valuation model adjustments	$(14)	$—	NM
Insurance industry guaranty fund assessments, primarily related to Executive Life of NY (unaffiliated)	$(6)	$—	NM

	Quarter Ended June 30,		% Better/
	2012	2011	(Worse)
Variable annuity ending account balances (billions)	$65.2	$65.2	—%
Variable annuity net flows (millions)	$(147)	$163	NM
Fixed annuity ending account balances (billions)	$14.1	$14.2	(1)%
Fixed annuity net flows (millions)	$(177)	$(212)	17%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings declined 25 percent to $116 million. Variable annuity operating earnings were $83 million, compared to $88 million a year ago. Variable annuity earnings in the quarter included an $11 million unfavorable impact from the market impact on DAC and DSIC, compared to a net benefit of $3 million from these items a year ago. In addition, increased living benefit rider fees and lower distribution expenses from lower sales were offset by the impact of lower interest rates as well as a portion of the guaranty fund assessments. Fixed annuity operating earnings declined by half to $33 million, reflecting a $17 million unfavorable impact from the continued low interest rate environment, as well as $14 million of valuation model adjustments and a portion of the guaranty fund assessments.

RiverSource variable annuity account balances were unchanged compared to a year ago at $65 billion. Variable annuity net outflows in the quarter reflected the closed book of annuities sold through third parties and $94 million of net inflows in the Ameriprise channel. Slower sales in the quarter reflected the impact of the introduction of a new variable annuity rider in May and the suspension or restriction of certain product offerings during the quarter. RiverSource fixed annuity account balances declined 1 percent to $14 billion due to ongoing net outflows resulting from low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Protection
Net revenues	$528	$522	1%
Expenses	419	430	3
Pretax income	$109	$92	18
Items included in operating earnings:
Market impact on DAC	$(1)	$—	NM
Auto & Home catastrophe losses (1)	$(8)	$(11)	27%
Reserve release	$9	$—	NM

	Quarter Ended June 30,		% Better/
	2012	2011	(Worse)
Life insurance in force (billions)	$191	$192	(1)%
VUL/UL ending account balances (billions)	$9.5	$9.7	(2)%
Auto & Home policies in force (thousands)	725	677	7%

(1) Represents above normal expected level of claims experience. On a gross basis, catastrophe losses were $17 million and $15 million for 2Q 2012 and 2Q 2011, respectively.

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings increased 18 percent to $109 million driven by favorable claims in life and disability income insurance, an improved auto and home combined ratio and a $9 million benefit from a life insurance reserve release. These benefits were partially offset by lower long term care earnings and a modest decline in life insurance in force.

Operating net revenues increased 1 percent to $528 million as auto and home premium growth was largely offset by a decline in life and health revenues resulting from a modest decline in life insurance in force.

Operating expenses declined 3 percent to $419 million, primarily driven by lower life and disability income insurance claims and the release of a life insurance reserve. Catastrophe losses in Auto and Home were elevated in both the current and prior-year quarters—losses were $8 million more than expected during the current quarter and $11 million more a year ago.

Life insurance in force declined 1 percent to $191 billion, and Auto & Home continued its steady growth in policies, up 7 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Corporate & Other
Net revenues	$7	$22	(68)%
Expenses	74	63	(17)
Pretax loss	$(67)	$(41)	(63)
Items included in operating earnings:
Interest rate hedge gain	$—	$27	NM

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $67 million for the quarter compared to $41 million a year ago, primarily reflecting a $27 million pretax gain on an interest rate hedge in anticipation of issuing debt. Ultimately, the company did not issue debt.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FSA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statements in this news release regarding the company’s plan to transition its federal savings bank subsidiary, Ameriprise Bank, FSB, to a non-depository national trust bank by year-end 2012 and the company’s expectation that advisors will continue to meet clients’ deposit and borrowing needs through leading third-party banks, that shareholders will benefit from additional capital flexibility, that the earnings per share impact will be immaterial and that capital will be redeployed into share repurchases;

•                  the statement of belief in this news release that the company expects its full-year 2012 operating effective tax rate to be in the 28 to 30 percent range;

•                  the statements in this news release regarding the company’s new brokerage platform and the expectation that the final group of advisors is expected to transfer to this platform in the coming months;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  capital and credit market conditions including the availability and cost of capital;

•                  changes in and the adoption of relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                 risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. For information about Ameriprise Financial entities, please refer to the Second Quarter 2012 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Revenues
Management and financial advice fees	$1,152	$1,172	(2)%
Distribution fees	396	416	(5)
Net investment income	472	498	(5)
Premiums	302	312	(3)
Other revenues	202	236	(14)
Total revenues	2,524	2,634	(4)
Banking and deposit interest expense	10	11	9
Total net revenues	2,514	2,623	(4)
Expenses
Distribution expenses	663	659	(1)
Interest credited to fixed accounts	209	212	1
Benefits, claims, losses and settlement expenses	396	405	2
Amortization of deferred acquisition costs	99	89	(11)
Interest and debt expense	72	75	4
General and administrative expense	776	774	—
Total expenses	2,215	2,214	—
Income from continuing operations before income tax provision	299	409	(27)
Income tax provision	128	118	(8)
Income from continuing operations	171	291	(41)
Loss from discontinued operations, net of tax	(1)	(4)	75
Net income	170	287	(41)
Less: Net loss attributable to noncontrolling interests	(53)	(28)	(89)
Net income attributable to Ameriprise Financial	$223	$315	(29)%

Ameriprise Financial, Inc.

Second Quarter Summary

	Quarter Ended June 30,		Per Diluted Share Quarter Ended June 30,
(in millions, except per share amounts, unaudited)	2012	2011	2012	2011
Net income attributable to Ameriprise Financial	$223	$315	$0.99	$1.25
Less: Loss from discontinued operations, net of tax	(1)	(4)	—	(0.02)
Net income from continuing operations attributable to Ameriprise Financial	224	319	0.99	1.27
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	9	4	0.04	0.02
Add: Integration/restructuring charges, net of tax(1)	17	14	0.08	0.06
Less: Net realized gains (losses), net of tax(1)	(4)	4	(0.02)	0.02
Operating earnings	$254	$333	$1.13	$1.33
Weighted average common shares outstanding:
Basic	221.7	245.5
Diluted	225.6	251.0

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Reconciliation Table: Total Net Revenues

	Quarter Ended June 30,
(in millions, unaudited)	2012	2011
Total net revenues	$2,514	$2,623
Less: CIEs revenue	1	25
Less: Net realized gains (losses)	(5)	6
Operating total net revenues	$2,518	$2,592

Ameriprise Financial, Inc.
Reconciliation Table: Total Expenses

	Quarter Ended June 30,
(in millions, unaudited)	2012	2011
Total expenses	$2,215	$2,214
Less: CIEs expenses	54	53
Less: Market impact on variable annuity guaranteed living benefits	16	7
Less: Integration/restructuring charges	26	21
Operating expenses	$2,119	$2,133

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expenses

	Quarter Ended June 30,
(in millions, unaudited)	2012	2011
General and administrative expenses	$776	$774
Less: CIEs expenses	6	2
Less: Integration/restructuring charges	26	21
Operating general and administrative expenses	$744	$751

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2012
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$299	$399
Less: Pretax loss attributable to noncontrolling interests	(53)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$352	$399
Income tax provision from continuing operations	$128	$145
Effective tax rate (1)	42.8%	36.3%
Effective tax rate excluding noncontrolling interests (1)	36.4%	36.3%

(1)       Includes impact of disclosed tax related item

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$409	$459
Less: Pretax loss attributable to noncontrolling interests	(28)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$437	$459
Income tax provision from continuing operations	$118	$126
Effective tax rate	29.0%	27.5%
Effective tax rate excluding noncontrolling interests	27.1%	27.5%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	June 30, 2012	June 30, 2011	March 31, 2012
Operating total net revenues	$707	$753	$711
Less: Distribution pass through revenues	203	218	207
Less: Subadvisory and other pass through revenues	95	96	96
Adjusted operating revenues	$409	$439	$408

Pretax operating earnings	$130	$146	$131
Less: Operating net investment income	2	3	5
Add: Amortization of intangibles	10	10	10
Adjusted operating earnings	$138	$153	$136

Adjusted net pretax operating margin	33.7%	34.9%	33.3%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended June 30,
(in millions, unaudited)	2012	2011
Net income attributable to Ameriprise Financial	$1,027	$1,053
Less: Income (loss) from discontinued operations, net of tax	13	(103)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,014	1,156
Less: Adjustments (1)	(172)	(89)
Operating earnings	$1,186	$1,245

Total Ameriprise Financial, Inc. shareholders’ equity	$9,072	$9,359
Less: Assets and liabilities held for sale	16	51
Less: Accumulated other comprehensive income, net of tax	804	743
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	8,252	8,565
Less: Equity impacts attributable to the consolidated investment entities	427	558
Operating equity	$7,825	$8,007

Return on equity from continuing operations, excluding AOCI	12.3%	13.5%
Operating return on equity excluding CIEs and AOCI (2)	15.2%	15.5%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits net of hedges and related DSIC and DAC amortization; and integration/restructuring charges.

(2)   Operating return on equity excluding consolidated investment entities and accumulated other comprehensive income is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding accumulated other comprehensive income; the impact of consolidating investment entities; and the assets and liabilities held for sale using a five-point average of quarter-end equity in the denominator.